EXHIBIT (8) (l)

                    Form of Participation Agreement Novations
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                       Novation to Participation Agreement

WHEREAS, on____________________________________________________________________
, a Participation Agreement (the "Agreement") was entered into by and among Ameritas Variable Life Insurance Company ("AVLIC"), on its own behalf and on behalf of_________________________ of AVLIC (the "Separate Accounts") [insert old separate account names], [insert the fund name] (the "Fund") and [insert adviser name, or other parties to the Agreement, not AIC] (the "Adviser") [insert AIC if they are a party to the agreement] whereby AVLIC issues certain individual variable life and/or variable annuity contracts (the "Contracts"), the Fund acts as the underlying investment vehicle of such contracts and the Adviser serves as investment adviser to the Fund. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the written agreement of all parties; and

WHEREAS, the closing of the merger of AVLIC with and into Ameritas Life Insurance Corp. ("Ameritas"), with Ameritas as the surviving company (the "Merger") is currently scheduled to occur after the close of business on April 30, 2007; It is therefore agreed:

1. Substitution of Party - The Agreement is amended to provide for Ameritas to act as the issuer of the Contracts in substitution of AVLIC.

2. Change of Name - The Agreement is amended to reflect the change of the names of the following Separate Account from "[insert previous separate account name] to "[insert new separate account name" delete Item 2 if the only accounts are VA and VL].

3. Performance of Duties, - Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Agreement.

4. Assumption. of Rights - Ameritas hereby assumes the rights previously held by AVLIC under the Agreement.

5. Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument.

Executed this_____________________________day of      , 2007.

                  Ameritas Variable Life Insurance Company By:

                                    Print:

                                    Title:

                                    Date:_[insert Fund's name]


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By:

Print:

Title:_________________________________________________

Date:

[insert Adviser's name] By:

Print:

Title:

Date:__________________________________________________
[insert other parties name such as AIC or delete] By:

Print:_________________________________________________

Title:_________________________________________________

Date:__________________________________________________
Ameritas Life Insurance Corp.

By:____________________________________________________

Print:_________________________________________________

Title:_________________________________________________

Date:__________________________________________________